EXHIBIT 99.1

For Immediate Release	Contact:	Media Inquiries
Rob Six
561-281-2362 Robert.Six@Carrier.com

Investor Relations
Michael Rednor
561-365-2020
InvestorRelations@Carrier.com

Carrier Global Corporation Appoints Amy Miles to its Board of Directors

PALM BEACH GARDENS, Fla., Jan. 15, 2025 — Carrier Global Corporation (NYSE: CARR), global leader in intelligent climate and energy solutions, today announced the election of Amy Miles, former Chair of the Board and Chief Executive Officer of Regal Entertainment Group, to its Board of Directors, effective immediately. She will serve on the Board’s Audit and Governance Committees.

"Amy brings to Carrier extensive experience in business, innovation and operational leadership. Her demonstrated expertise in increasing shareholder value by driving customer, operational and financial excellence and investing in technology to improve the customer experience will be a tremendous asset to Carrier as we continue to execute on our strategic priorities," said David Gitlin, Chairman & CEO, Carrier. "Through her CEO tenure at Regal, as well as her Board experience with Amgen and Gap, she brings a wealth of experience from various industries to drive long-term shareholder growth through customer-centricity and innovation. We are excited to welcome her to our Board and look forward to her guidance and contributions."

Ms. Miles served as Chair of the Board and Chief Executive Officer of Regal Entertainment Group from 2015 to 2018, and as Chief Executive Officer from 2009 to 2018, after serving as its Executive Vice President, Chief Financial Officer and Treasurer from 2000 to 2009. She is currently a Director on the Board of The Gap, Inc., where she chairs the audit and finance committee and is a member of the governance and sustainability committee. Ms. Miles is also a Director on the Board of Amgen Inc., where she serves as a member of the audit committee and the nominating and governance committee.

About Carrier

Carrier Global Corporation, global leader in intelligent climate and energy solutions, is committed to creating solutions that matter for people and our planet for generations to come. From the beginning, we've led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit corporate.carrier.com or follow Carrier on social media at @Carrier.

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